Exhibit 99.1

June 7, 2021

Notice of Blackout Period

Dear Directors and Officers:

This notice is to inform you that the DTE Energy Company Stock Fund under the DTE Energy Company Savings and Stock Ownership Plan, DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by Local 223 of the Utility Workers Union of America, DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Workers and DTE Gas Company Investment and Stock Ownership Plan (collectively, the “401(k) Plans”) will be in a blackout period that is expected to begin on July 1, 2021, and is expected to end on or around the week of July 5, 2021, but could end later. This blackout is being imposed in connection with the spin-off of DT Midstream, Inc. (“DT Midstream”) from DTE Energy Company (the “Company”) expected to occur on July 1, 2021, pursuant to which the dividend in the form of DT Midstream common stock to be distributed to all Company shareholders will include participants holding interests in the DTE Energy Company Stock Fund in their 401(k) Plan accounts. When the dividend is distributed, participants in the 401(k) Plans who hold interests in the DTE Energy Company Stock Fund will receive interests in a new 401(k) Plan investment fund, the “DTM Stock Fund,” in respect of this dividend, the blackout described above is required to facilitate the addition of the DTM Stock Fund interests to accounts in the 401(k) Plans. During the blackout, the DTE Energy Company Stock Fund will be temporarily frozen, and participants will be restricted from all transactions with respect to the DTE Energy Company Stock Fund.

Under applicable SEC rules we are required to notify you that during the blackout period described above you will be generally restricted from directly or indirectly purchasing, selling, acquiring, exercising or otherwise transferring the Company’s equity securities if they were “acquired in connection with your service or employment as a director or officer” of the Company within the meaning of the Section 245 of Regulation BTR promulgated under the Securities Exchange Act of 1934. Transactions covered by this trading prohibition are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest, including transactions by members of your immediate family who share your household or by certain entities in which you have financial involvement. Please note that the trading restriction during the blackout period will not apply to certain transactions, but the exemptions are limited. Given the applicable rules and the short time period involved, we recommend that you avoid any change in your beneficial ownership of the Company’s equity securities acquired in connection with your service or employment as a director or officer during the blackout period. Upon termination of the blackout period, such restrictions will be lifted.

Please note that the dates outlined above may change in connection with changes made to the blackout applicable to the 401(k) Plans, and the restrictions described in this notice are in addition to any other restrictions on trading activity under the Company’s policies or of which the Company has notified you. If there are changes to any of the dates of the blackout period, you will receive an updated communication regarding the change. The rules are complex and penalties may be imposed on you for violation of the rules. Therefore, for any inquiries you have regarding the blackout period, including information about whether such blackout has begun or ended (which will be provided at no charge to you), please contact Shareowner Services via e-mail at Shareowner_Account@dteenergy.com, by telephone at 313-235-4200 or in writing at One Energy Plaza, Detroit, Michigan 48226.